EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Soligenix, Inc.

We hereby consent to the incorporation by reference of our report dated March 31, 2010, relating to the consolidated financial statements as of December 31, 2009 and for the year then ended, which appears in this Form 10-K,  and in the following documents: in the registration statements (Nos. 333-162375 and 333-167792) on Forms S-1; in the registration statements (Nos. 333-157322, 333-149239, 333-162375, and 333-167792) on Forms S-1/A;  and in the registration statement on Form S-8 of Soligenix, Inc. and subsidiaries.

/s/ Amper, Politziner & Mattia, LLP
March 29, 2011
Edison, New Jersey